Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Christopher Kuehn Elected to
Celanese Board of Directors

DALLAS (December 19, 2024) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Christopher Kuehn has been elected to the company’s Board of Directors. Mr. Kuehn, 52, is the Executive Vice President and Chief Financial Officer of Trane Technologies plc, a global climate innovator. He will join the Celanese Board effective January 1, 2025, bringing the total number of Board members to 12 (11 of whom are independent).

In his current role as Executive Vice President and Chief Financial Officer, Mr. Kuehn is responsible for global finance functions including investor relations, financial planning and analysis, treasury, business unit finance, controllership, external reporting, tax, and audit/advisory services, as well as enterprise risk management, global information technology and digital risk. Mr. Kuehn became senior vice president and Chief Financial Officer of Trane Technologies when the company launched in 2020 as part of the Reverse Morris Trust Transaction with Ingersoll Rand. Previously, he served as VP & Chief Accounting Officer of Ingersoll Rand plc from June 2015 to February 2020, with responsibility for global controllership and reporting, enterprise financial planning and analysis and business unit finance. Prior to joining Ingersoll Rand, he served as Corporate Controller & Chief Accounting Officer at Whirlpool Corporation from 2012 to 2015 and served as Segment CFO, Thermal Equipment & Services segment at SPX Corporation and other senior finance roles from 2006 to 2012. Mr. Kuehn began his career at PricewaterhouseCoopers LLP in 1994 where he held positions of increasing responsibility in the assurance practice.

Mr. Kuehn received a B.S. in Accounting from State University of New York College at Geneseo and an M.B.A. from University of Rochester. He is a New York licensed CPA.

“The Board is delighted to welcome Chris,” said Kim Rucker, Lead Independent Director, Celanese Corporation. “He is a seasoned executive that deepens the Board’s financial and risk management expertise, in addition to bringing fresh perspectives as a current CFO managing a range of financial and information technology and security disciplines.”

Mr. Kuehn will stand for re-election at the 2025 Annual Meeting of Shareholders.

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Bill Cunningham	Brian Bianco	Petra Czugler
+1 302 999 6410	+1 972 443 4400	+49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com